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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated April 17, 1998, relating to the financial statements and financial highlights appearing in the February 28, 1998 Annual Report to Shareholders of PaineWebber Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
New York, New York

June 29, 1998